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                                                                   EXHIBIT 10.41

              Amendments to the Trust Deed dated November 3, 1997
               among the Corporation, Morgan Stanley UK Group and
                   Morgan Stanley International Incorporated

1. The introductory clause of Clause 17(a) of the Trust Deed is amended in its entirety to read as follows:

     "The Company or any Participating Company may at any time by supplemental deed:"

2. Clause 18(a) of the Trust Deed is amended in its entirety to read as follows:

     "The Company may at any time with the consent of the Trustees delegate in writing to any other Participating Company or that Participating Company's duly authorised officers any of its powers and duties hereunder (except that the Company's obligations under Section 12(c) to indemnify the Trustees may not be so delegated) or any business including the exercise of any discretion or the formation of any opinion to any person or company."